Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated August 14, 2025 relating to the Units of Beneficial Interest, no par value, of Mesabi Trust shall be filed on behalf of the undersigned.

VALUEWORKS LLC By: /s/ Charles Lemonides
Name: Charles Lemonides
Title: Managing Member

CHARLES LEMONIDES By: /s/ Charles Lemonides